Exhibit 4.1

OFFICERS’ CERTIFICATE

The undersigned, Kenneth A. Jacobson and Michael R. McCoy, do hereby certify on behalf of Avnet, Inc., a New York corporation (the “Company”), that they are the duly appointed Chief Financial Officer and Senior Vice President, General Counsel and Chief Legal Officer, respectively, of the Company. Each of the undersigned also hereby certifies on behalf of the Company, pursuant to the Indenture, dated as of June 22, 2010 (the “Indenture”), between the Company and Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association, as trustee under the Indenture (the “Trustee”), that:

RECITAL

Pursuant to the authorizations granted by resolutions duly adopted by the Board of Directors on May 20, 2026, a series of Securities to be issued under the Indenture has been established (the “Notes”).

TERMS

The Notes shall have the terms set forth in this certificate (this “Certificate”) (defined terms used herein and not otherwise defined herein have the meanings ascribed to such terms in the Indenture):

(1) The title of the Securities of the series (which shall distinguish the Securities of the series from Securities of any other series): The Notes shall constitute a series of Securities having the title “5.650% Notes due 2031.”

(2) Any limit upon the aggregate principal amount of the Securities of the series that may be authenticated and delivered under the Indenture (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the series pursuant to Sections 2.05, 2.06, 2.07, 3.05, 10.06 and except for Securities which, pursuant to Section 2.04, are deemed never to have been authenticated and delivered under the Indenture): The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. On the date hereof, the Company has delivered to the Trustee $550,000,000 in aggregate principal amount of Notes, together with a Company Order for the authentication and delivery of such Notes.

(3) The Person to whom any interest on a Security of the series shall be payable, if other than the person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest: Not applicable.

(4) The date or dates on which the principal of the Securities of the series shall be payable: The entire principal of the Notes shall be due and payable on September 1, 2031 (the “Stated Maturity”), unless earlier redeemed by the Company as provided in Section 7 below or repurchased by the Company as provided in Section 19(A) below.

(5) The rate or rates at which the Securities of the series shall bear interest, if any, the date or dates from which such interest shall accrue, the Interest Payment Dates on which such interest shall be payable, and the Regular Record Date for any interest payable on any Interest Payment Date: The Notes shall bear interest from August 24, 2026 at the annual rate of 5.650%. Interest shall be payable semi-annually on September 1 and March 1 (“Interest Payment Dates”) of each year, beginning on March 1, 2027, to the Person in whose name the Notes are registered in the Security Register at the close of business on August 15 and February 15, as the case may be, next preceding the relevant Interest Payment Date (each a “Regular Record Date”), whether or not such Regular Record Date shall be a Business Day. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Payments of interest on the Notes shall include interest accrued to but excluding the respective Interest Payment Date, Redemption Date (as defined herein) or Repurchase Date (as defined herein), as the case may be.

In any case where any Interest Payment Date, Redemption Date, or Stated Maturity of any Note shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of the Indenture or of the Notes) payment of interest or principal (and premium, if any) need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at the Stated Maturity, provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date, or Stated Maturity, as the case may be.

(6) The place or places where the principal of and any premium and interest on the Securities of the series shall be payable: The Place of Payment shall be, the registration of transfer and exchange for the payment of principal of, and premium, if any, and interest on, the Notes shall be payable, and the exchange of and the transfer of the Notes shall be registrable, at the offices of the Trustee or at any other office or agency maintained by the Company for that purpose subject to the limitations of the Indenture, and at the office or agency of the Trustee in St. Paul, Minnesota, to be such office or agency of the Company for the aforesaid purposes.

(7) The period or periods within which, the price or prices at which, and the other terms and conditions upon which the Securities of the series may be redeemed, in whole or in part, at the option of the Company:

(A) Prior to August 1, 2031 (one month prior to the Stated Maturity (the “Par Call Date”)) the Company may redeem the Notes, at its option, in whole or in part, at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•         (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points less (b) interest accrued to, but excluding, the Redemption Date, and

•         100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

On or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

For purposes hereof, the redemption price calculated in accordance with the prior two sentences shall be the “Redemption Price.”

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

In the case of a partial redemption, selection of the Notes for redemption shall be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part.

(B) Notice of redemption to Holders of Notes shall be given in the manner provided in Section 3.02 of the Indenture, except that notice of redemption shall be mailed (or otherwise transmitted in accordance with the depositary’s procedures), at least 10 but not more than 60 calendar days prior to the Redemption Date, to each Holder of Notes to be redeemed.

(C) Notice of redemption having been given as provided in the Indenture, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company defaults in the payment of the Redemption Price and accrued interest) such Notes shall cease to accrue interest. Upon surrender of any such Note for redemption in accordance with such notice, such Notes shall be paid by the Company at the Redemption Price, together with accrued interest to the Redemption Date.

The notice of redemption that relates to any Note that is redeemed in part only shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. For so long as the Notes are held by DTC (as defined below) (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

(D) Prior to 11:00 a.m. (New York City time) on the Redemption Date specified in the notice of redemption given as provided in Section 3.02 of the Indenture, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 6.03 of the Indenture) an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) any accrued interest on, all of the Notes that are to be redeemed on that date.

(8) The obligation, if any, of the Company to redeem or purchase Securities of the series pursuant to any sinking fund or analogous provision or at the option of a Holder thereof and the period or periods within which, the price or prices at which, and the terms and conditions upon which Securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation: The Notes shall not have the benefit of any sinking fund.

(9) If other than denominations of $1,000 and integral multiples thereof, the denomination in which the Securities of the series shall be issuable: The Notes shall be issued in registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(10) The currency, currencies, or currency units in which payment of the principal of and any premium and interest on any Securities of the series shall be payable if other than the currency of the United States of America and the manner of determining the equivalent thereof in the currency of the United States of America for purposes of the definition of “Outstanding” in Section 1.01 of the Indenture: Not applicable.

(11) If the amount of payments of principal of or any premium or interest on the Securities of the series may be determined with reference to an index, based upon a formula, or in some other manner, the manner in which such amounts shall be determined: Except as set forth in the Indenture and this Certificate, the amount of payments of principal of or any premium or interest on the Notes shall not be determined with reference to an index, based upon a formula or in some other manner.

(12) If the principal of or any premium or interest on the Securities of the series is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which the Securities of the series are stated to be payable, the currency, currencies, or currency units in which payment of the principal of and any premium and interest on the Securities of the series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made: Not applicable.

(13) If other than the Trustee, the identity of each Security Registrar and/or Paying Agent: The Paying Agent and Security Registrar initially shall be the Trustee.

(14) If other than the principal amount thereof, the portion of the principal amount of Securities of the series which shall be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 8.01(b): Not applicable.

(15) If applicable, that the Securities of the series shall be subject to either or both of Defeasance or Covenant Defeasance as provided in Article V of the Indenture, provided that no Securities of the series that are convertible into Common Stock pursuant to Section 2.01(b)(xvi) or convertible into or exchangeable for any other Securities pursuant to Section 2.01(b)(xvii) shall be subject to Defeasance pursuant to Section 5.02: The defeasance and discharge provisions under Article V of the Indenture shall be applicable to the Notes.

(16) If and as applicable, that the Securities of the series shall be issuable in whole or in part in the form of one or more Global Securities and, in such case, the Depositary or Depositaries of such Global Security or Global Securities and any circumstances other than those set forth in Section 2.05 in which any such Global Security may be transferred to, and registered and exchanged for Securities of the series registered in the name of, a Person other than the Depositary for such Global Security or a nominee thereof and in which any such transfer may be registered: The Notes shall be evidenced by one or more Global Notes deposited with the Trustee as custodian for The Depository Trust Company (“DTC”), and shall initially be registered in the name of Cede & Co., as nominee of DTC.

So long as Cede & Co., as nominee of DTC, is the registered owner of the Global Notes, Cede & Co. for all purposes shall be considered the sole holder of the Global Notes. Except as provided below, owners of beneficial interests in the Global Notes shall not be (A) entitled to have certificates registered in their names and (B) considered Holders of the Global Notes.

The Company shall issue the Notes in definitive certificated form if DTC notifies the Company that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by the Company within 90 days. In addition, beneficial interests in a Global Note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC and in accordance with DTC’s customary procedures. The Company may determine at any time and in its sole discretion that the Notes shall no longer be represented by Global Notes, in which case the Company shall issue certificates in definitive form in exchange for the Global Notes.

(17) The terms and conditions, if any, pursuant to which the Securities of the series are convertible into Common Stock: Not applicable.

(18) The terms and conditions, if any, pursuant to which the Securities of the series are convertible into or exchangeable for any other securities, including (without limitation) securities of Persons other than the Company: Not applicable.

(19) Any other terms of, or provisions, covenants, rights or other matters applicable to, the Securities of the series (which terms, provisions, covenants, rights or other matters shall not be inconsistent with the provisions of the Indenture, except as permitted by Section 10.01(e) of the Indenture):

(A) Change of Control. If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its right to redeem the Notes in accordance with Section 7 hereof, each Holder shall have the right to require the Company to repurchase all or any part of each Holder’s Notes pursuant to the offer (the “Change of Control Offer”) on the terms set forth in the Notes and herein. In the Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any (the “Change of Control Payment”), on the Notes repurchased, to the repurchase date (the “Repurchase Date”) (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the Interest Payment Date). The principal amount of a Note remaining Outstanding after a repurchase in part must be $2,000 or an integral multiple of $1,000 in excess thereof.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at the Company’s option, prior to any Change of Control, but after the public announcement of the transaction that may or shall constitute a Change of Control, except to the extent that the Company has exercised its right to redeem the Notes in accordance with Section 7 above, the Company shall cause a notice to be mailed to each Holder with a copy to the Trustee describing the transaction or transactions that may or shall constitute a Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days, but no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered pursuant to the applicable Change of Control Offer; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 19(A), the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 19(A) by virtue of such conflicts.

The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, the Company shall be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

For purposes of this Section 19(A), the following definitions shall be applicable:

“Below Investment Grade Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period (the “Trigger Period”) commencing on the date 60 days prior to the first public announcement by the Company of any Change of Control or pending Change of Control and ending 60 days following the consummation of such Change of Control (which Trigger Period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following:

(1)            the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries;

(2)            the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)            the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then Outstanding number of shares of the Company’s Voting Stock measured by voting power rather than number of shares;

(4)            the Company consolidates with, or merges with or into any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s Outstanding Voting Stock or the Outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company Outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock (measured by voting power rather than number of shares) of the surviving Person immediately after giving effect to such transaction; or

(5)            the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of this Certificate; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent rating from any replacement Rating Agency or Rating Agencies.

“Moody’s” means Moody’s Investors Service, Inc. and any of its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a Board Resolution) as a replacement rating agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any of its successors.

(B) Restriction on Secured Debt. The Company covenants, for the benefit of the Holders, that if the Company or any Restricted Subsidiary (as defined below) after the date hereof incurs or guarantees any loans, notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (“Certain Debt”) secured by a mortgage, pledge or lien (“Mortgage”) on any Principal Property (as defined below) of the Company or any Restricted Subsidiary, or on any share of capital stock or Certain Debt of any Restricted Subsidiary, the Company shall secure or cause such Restricted Subsidiary to secure the Notes equally and ratably with (or, at the Company’s option, before) such secured Certain Debt, unless the aggregate principal amount of all such secured Certain Debt plus the amount of all Attributable Debt (as defined below) which is not excluded as described under Section 19(C) below would not exceed 10% of Consolidated Net Assets (as defined below).

This restriction shall not apply to, and there shall be excluded from secured Certain Debt in any computation of the above restriction, Certain Debt secured by:

(a)	Mortgages on property (including any shares of capital stock or Certain Debt) of any Person existing at the time such Person becomes a Restricted Subsidiary;

(b)	Mortgages in favor of the Company or a Restricted Subsidiary;

(c)	Mortgages in favor of governmental bodies to secure progress, advance or other payments;

(d)	Mortgages on property, shares of capital stock or Certain Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) and purchase money and construction or improvement Mortgages which are entered into within 180 days after the acquisition of such property, shares or Certain Debt or, in the case of real property, within 180 days after the later of (A) the completion of construction on, substantial repair to, alteration or development of, or substantial improvement to, such property and (B) the commencement of commercial operations on such property;

(e)	mechanics’ and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

(f)	Mortgages arising from deposits with, or the giving of any form of security to, any governmental agency required as a condition to the transaction of business or to the exercise of any privilege, franchise or license;

(g)	Mortgages for taxes, assessments or government charges or levies which are not then due or, if delinquent, are being contested in good faith;

(h)	Mortgages (including judgment liens) arising from legal proceedings being contested in good faith;

(i)	Mortgages existing at the date hereof; and

(j)	any extension, renewal or refunding of any Mortgage referred to in the clauses (a) through (i) above.

(C) Restriction on Sale and Leaseback Transactions. The Company covenants, for the benefit of the Holders, that the Company shall not itself, and shall not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction involving any Principal Property, unless after giving effect thereto the aggregate amount of all Attributable Debt with respect to all such transactions plus the aggregate principal amount of all secured Certain Debt which is not excluded as described under Section 19(B) above would not exceed 10% of Consolidated Net Assets.

This restriction shall not apply to, and there shall be excluded from Attributable Debt in any computation of the above restriction, any sale and leaseback transaction if:

(i)             the lease is for a period, including renewal rights, of not in excess of three years;

(ii)            the sale or transfer of the Principal Property is made within 180 days after its acquisition or within 180 days after the later of (1) the completion of construction on, substantial repair to, alteration or development of, or substantial improvement to, such property and (2) the commencement of commercial operations thereon;

(iii)           the transaction is between the Company and a Restricted Subsidiary, or between Restricted Subsidiaries;

(iv)           the Company or a Restricted Subsidiary would be entitled to incur a Mortgage on such Principal Property pursuant to clauses (a) through (j) of Section 19(B) above; or

(v)            the Company or a Restricted Subsidiary, within 180 days after the sale or transfer is completed, applies to the retirement of Funded Debt (as defined below) of the Company ranking on a parity with or senior to the Notes or Funded Debt of a Restricted Subsidiary, or to the purchase of other property which shall constitute a Principal Property having a fair market value at least equal to the fair market value of the Principal Property leased, an amount equal to the greater of the net proceeds of the sale of the Principal Property or the fair market value (as determined by the Board of Directors) of the Principal Property leased at the time of entering into such arrangement (as determined by the Board of Directors).

(D) Events of Default: Upon any acceleration of the Notes (by declaration or otherwise), the principal of and premium, if any, and accrued and unpaid interest on the Notes shall become immediately due and payable.

(E) No Subordination: Article XIII of the Indenture shall not be applicable to the Notes.

(F) Form of Note. The form of the Note attached hereto as Exhibit A is hereby approved.

(G) The foregoing form and terms of the Notes have been established in conformity with the provisions of the Indenture.

(H) Each of the undersigned has read the Indenture, including the applicable conditions precedent set forth therein, and has examined the resolutions referred to in the Recital of this Certificate, this Certificate and the Notes and, in the opinion of the undersigned, has made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not all conditions precedent provided in the Indenture relating to the establishment, authentication and delivery of the Notes have been complied with. In the opinion of the undersigned and on the basis of the foregoing, all such conditions precedent have been complied with.

(I) Definitions:

“Attributable Debt” shall mean, as to any particular lease, the greater of: (A) the fair market value of the property subject to the lease (as determined by the Board of Directors); or (B) the total net amount of rent required to be paid during the remaining term of the lease, discounted by the weighted average effective interest cost per annum of the Outstanding debt securities of all series, compounded semi-annually.

“Consolidated Net Assets” shall mean total assets after deducting all current liabilities as set forth in the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with GAAP.

“Funded Debt” shall mean all indebtedness for money borrowed having a maturity of more than twelve months from the date as of which the determination is made, or having a maturity of twelve months or less but by its terms being renewable or extendible beyond twelve months from such date at the option of the borrower; and rental obligations payable more than twelve months from such date under leases which are capitalized in accordance with GAAP (such rental obligations to be included as Funded Debt at the amount so capitalized and to be included as an asset for the purposes of the definition of Consolidated Net Assets).

“GAAP” means generally accepted accounting principles in the United States of America (including, if applicable, International Financial Reporting Standards) as in effect from time to time.

“Global Notes” shall mean Notes that are substantially in the form of the Note attached hereto as Exhibit A, and that are registered in the Security Register in the name of DTC or a nominee thereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” shall mean any plant, facility or warehouse owned on the date hereof or thereafter acquired by the Company or any Restricted Subsidiary of the Company which is located within the United States and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date of determination exceeds 2% of Consolidated Net Assets, other than: (A) any such manufacturing or processing plant or warehouse or any portion thereof (together with the land on which it is erected and fixtures comprising a part thereof) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Internal Revenue Code (or which receive similar tax treatment under any subsequent amendments thereto or any successor laws thereof or under any other similar statute of the United States); (B) any property which, in the opinion the Board of Directors, is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries as an entirety; or (C) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Redemption Date” means the date specified by the Company in a notice of redemption on which the Notes may be redeemed in accordance with the terms of the Notes and the Indenture.

“Restricted Subsidiary” means a Subsidiary of the Company (A) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, and (B) which owns a Principal Property.

“Subsidiary” means any corporation or other Person more than 50% of the Outstanding Voting Stock (measured by voting power rather than number of shares) of which at the date of determination is owned, directly or indirectly, by the Company and/or by one or more other Subsidiaries.

“Voting Stock” means capital stock (or equivalent equity interests) of a Person of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock (or equivalent equity interests) of any other class or classes has or might have voting power upon the occurrence of any contingency).

(20) Governing Law. This Officers’ Certificate shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof.

(21) Electronic Signatures. This Officers’ Certificate (and any other document executed in accordance with the Indenture) shall be valid, binding, and enforceable against the Company when executed and delivered by an authorized individual on behalf of the Company by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. The Company and the Trustee shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Officers’ Certificate may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have hereunto executed this Certificate as of the 24th day of August, 2026.

AVNET, INC.,

a New York corporation

By:
Name: Kenneth A. Jacobson
Title: Chief Financial Officer

By:
Name: Michael R. McCoy
Title: Senior Vice President, General Counsel and Chief Legal Officer

[Signature Page to Officers’ Certificate Pursuant to the Indenture]

Exhibit A

Form of Note

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (“DTC”) OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR NOTES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF, AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY NOTE AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE WILL BE A GLOBAL NOTE SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

AVNET, INC.

5.650% Notes due 2031

No.

$	CUSIP No.

AVNET, INC., a corporation duly organized and existing under the laws of the State of New York (hereinafter called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to , or its registered assigns, the principal sum of $                  on September 1, 2031, and to pay interest thereon from August 24, 2026 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, on September 1 and March 1 in each year, commencing on March 1, 2027, at the rate of 5.650% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered in the Security Register at the close of business on the Regular Record Date for such interest, which shall be the August 15 or February 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered in the Security Register at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders not less than 10 calendar days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS SET FORTH ON THE REVERSE HEREOF. SUCH PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH IN THIS PLACE.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication herein has been signed manually by the Trustee under the Indenture referred to on the reverse side hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed in accordance with the Indenture.

AVNET, INC.

By:
Name:
Title:

I,                  ,                           of Avnet, Inc., do hereby certify that is the duly elected, qualified and acting                           of Avnet, Inc. and that the signature of                              set forth above is his genuine signature.

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series referred to in the within-mentioned Indenture.

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

(Reverse of Note)

This Note is one of a duly authorized issue of 5.650% Notes due 2031 of the Company (herein called the “Notes”), and is to be issued under an indenture, dated as of June 22, 2010 (as amended and supplemented, the “Base Indenture”), between the Company and Computershare Trust Company, National Association, as successor to Wells Fargo Bank, National Association, as trustee under the Indenture (as defined below) (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), and an Officers’ Certificate, dated as of August 24, 2026, setting forth the terms of the Notes (together with the Base Indenture, the “Indenture”), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof.

1.            Interest. The Notes shall bear interest from August 24, 2026 at the annual rate of 5.650%.

Except as otherwise provided below or in the Indenture, interest on any Note which shall be payable, and shall be punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name the Note is registered in the Security Register at the close of business on the Regular Record Date for such interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

2.              Method of Payment. So long as the Notes are in the form of registered Global Notes, the Company shall wire, through the facilities of the Trustee, payments of principal of, and premium, if any, and interest on or the Redemption Price of the Notes, to the registered owner of the Global Notes. The registered owner of the Global Notes initially will be Cede & Co., the nominee of DTC. The Company shall pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

3.              Indenture. The Notes are the Company’s senior unsecured obligations, and the aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, and those set forth in the Notes. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

4.              Redemption at the Option of the Company. Prior to the Par Call Date, the Company may redeem the Notes, in whole or in part, at its option, at any time and from time to time at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (a)(i) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (ii) interest accrued to, but excluding the Redemption Date, and (b) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date. On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at its option, at any time and from time to time at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date. The principal amount of a Note remaining Outstanding after redemption in part must be $2,000 or an integral multiple of $1,000 in excess thereof. Any Note that is to be redeemed only in part shall be surrendered at a Place of Payment therefor, and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note of any authorized denomination, as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered upon cancellation of the original Note.

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Notice of redemption of the Notes to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company and shall be irrevocable. Notice of redemption shall be mailed (or otherwise transmitted in accordance with the depositary’s procedures), at least 10 but not more than 60 calendar days prior to the Redemption Date, to each Holder of Notes to be redeemed. Once notice of redemption has been given in accordance with the Indenture, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date (unless the Company defaults in the payment of the Redemption Price and accrued interest) such Notes will cease to accrue interest.

5.              Offer to Repurchase on a Change of Control Triggering Event: If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes in accordance with Paragraph 4 hereof, each Holder shall have the right to require the Company to repurchase all or any part of such Holder’s Notes pursuant to the Change of Control Offer on the terms set forth herein, and in the Indenture. In the Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to the repurchase date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the Interest Payment Date). The principal amount of a Note remaining Outstanding after a repurchase in part must be $2,000 or an integral multiple of $1,000 in excess thereof.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at the Company’s option, prior to any Change of Control, but after the public announcement of the transaction that may or shall constitute a Change of Control, except to the extent that the Company has exercised its right to redeem the Notes in accordance with Paragraph 4 hereof, the Company shall cause a notice to be mailed to each Holder with a copy to the Trustee describing the transaction or transactions that may or shall constitute a Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days, but no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered pursuant to the applicable Change of Control Offer; and

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•	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

6.              Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness evidenced by this Note or (b) certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

7.              Persons Deemed Owners. Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note shall be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

8.              Amendment; Waiver. The Indenture permits the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture and this Note at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes affected by the modification or amendment, except for certain amendments and modifications requiring the consent of the Holders of all Outstanding Notes affected thereby and for certain other amendments and modifications that may be made without the consent of the Holders. The Company may also omit in any particular instance to comply with the provisions of the Indenture, with respect to the Notes, if the Holders of a majority in principal amount of the Outstanding Notes shall, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision, or condition, but no such waiver shall extend to or affect such term, provision, or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee in respect of any such term, provision, or condition shall remain in full force and effect.

The Holders of a majority in principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture with respect to such Notes and its consequences, except a default (i) in the payment of the principal of or any premium or interest on any Note or (ii) in respect of a covenant or provision under the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Note affected. Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture, but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

9.              Defaults and Remedies. If an Event of Default (other than an Event of Default specified in Sections 8.01(a)(v) and 8.01(a)(vi) of the Indenture) occurs and shall be continuing, then in every case either the Trustee or the Holders of at least 25% in principal amount of the Notes then Outstanding may declare the principal amount and the accrued and unpaid interest thereon, if any, of the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount and the accrued and unpaid interest thereon, if any, will become immediately due and payable. If an Event of Default specified in Sections 8.01(a)(v) and 8.01(a)(vi) of the Indenture occurs and shall be continuing, then the principal of, and premium, if any, and accrued and unpaid interest, if any, on, the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

3

No Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless (a) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes, (b) the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture, (c) such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses, and liabilities to be incurred in compliance with such request, (d) the Trustee for 60 calendar days after its receipt of such notice, request, and offer of indemnity has failed to institute any such proceeding, and (e) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Notes, it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb, or prejudice the rights of any other of such Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders), or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all of such Holders.

No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

10.            Transfers and Exchanges of the Notes. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any Place of Payment for the Notes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes will be issued in registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

11.            Trustee Dealings with the Company. The Trustee, any Authenticating Agent, any Paying Agent, any Security Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to certain provisions of the Indenture, may otherwise deal with the Company with the same rights it would have if it were not the Trustee, Authenticating Agent, Paying Agent, Security Registrar, or such other agent.

12.            No Recourse Against Others. A director, officer or employee or stockholder, as such of the Company, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

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13.            Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

14.            Copy of Indenture. The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture which has in it the text of this Note. Requests may be made to:

AVNET, INC.

2211 South 47th Street

Phoenix, Arizona 85034

Attn: Corporate Secretary

15.            Definitions. All terms used in this Note that are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.

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ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (We) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*

*NOTICE: The Signature must be guaranteed by an institution which is a member of one of the following recognized signature Guarantee Programs: (i) Securities Transfer Agents Medallion Program (STAMP); (ii) New York Stock Exchange Inc. Medallion Signature Program (MSP); (iii) Stock Exchanges Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 19(A) of the Officers’ Certificate, check the box below:

☐ Section 19(A)

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 19(A) of the Officers’ Certificate, state the amount you elect to have purchased:

$

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

Signature Guarantee*:

(*Participant in a Recognized Signature Guarantee Medallion Program)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of an interest in this Global Note for an interest in another Global Security or for a certificated Security, or exchanges of an interest in another Global Security or certificated Security for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer or Trustee or Security Custodian